                                                                Exhibit 15.1










Alexander's, Inc,.
888 Seventh Avenue
New York, New York


We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Alexander's, Inc. for the periods ended September 30, 2003 and 2002; June 30, 2003 and 2002; and March 31, 2003 and 2002 (as indicated in our reports dated November 5, 2003; August 6, 2003 and May 7, 2003, respectively); because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003, June 30, 2003 and March 31, 2003 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
November 20, 2003